Exhibit 4.1

Advisors Asset Management, Inc.
18925 Base Camp Road
Monument, Colorado 80132

August 28, 2026

Advisors Disciplined Trust 2355

c/o The Bank of New York Mellon, as Trustee

240 Greenwich Street

New York, NY 10286

Re: Advisors Disciplined Trust 2355 (the “Fund”)

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-295938 for the above captioned Fund. We hereby consent to the use in the Registration Statement of the references to Advisors Asset Management, Inc. as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Very truly yours,

Advisors Asset Management, Inc.

By	/s/ ALEX R. MEITZNER
Alex R. Meitzner
Senior Vice President